Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Neonode Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Neonode Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Neonode Inc. for the year ended December 31, 2010.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
February 2, 2012